INTRICON REPORTS THIRD QUARTER 2021 RESULTS

ARDEN HILLS, Minn. — November 8, 2021 — Intricon Corporation (NASDAQ: IIN), an international joint development manufacturer engaged in designing, developing, engineering, manufacturing, and packaging miniature interventional, implantable and body-worn medical devices, today announced financial results for its third quarter ended September 30, 2021.

Third Quarter 2021 Highlights:

●	Revenue of $31.1 million, a 13.5% increase compared to the prior year period

●	Gross profit margin of 23.1%, compared to 26.3% in the prior year period

●	GAAP net income of $337,000 versus net income of $644,000 in the prior year period

●	Non-GAAP adjusted net income of $1.7 million versus $2.4 million in the prior year period

●	Cash and investment securities of $33.1 million as of September 30, 2021

●	Completed Summative Usability Validation for self-fitting hearing aid technology clinical trial

“Strong customer demand persisted in each of our core markets throughout the third quarter, leading to another period of year-over-year and sequential revenue growth. Our business continued to see increased order flow in our diabetes business, expansion in our hearing health pilot programs with a ramp up in activity ahead of the final OTC regulation, along with sustained growth in our interventional catheter business,” said Scott Longval, President and Chief Executive Officer. “While on-going impact from pandemic-related supply chain and labor shortages resulted in margin pressure, we view this as transitory and are actively implementing measures that we believe will mitigate these constraints to meet the demand of our customers.

“As we enter the final quarter of the year, I’m more encouraged than ever by several exciting catalysts on the horizon that we are tracking for accelerated growth,” Longval concluded.

Third Quarter 2021 Financial Results

Revenue

Net revenue for the third quarter 2021 increased 13.5% to $31.1 million versus $27.4 million in the comparable prior-year period. The increase was primarily driven by our Diabetes, Interventional Catheter and Surgical Navigation markets.

Diabetes revenue increased 24.2% to $18.0 million compared to $14.5 million in the prior-year third quarter. The growth was primarily attributable to the continued launch success of the Medtronic MiniMed™ 780G in certain international markets and the Medtronic MiniMed™ 770G in the U.S.

Interventional Catheter revenue increased 22.2% to $3.4 million from $2.8 million in the comparable prior-year period. The year-over-year increase was driven primarily by the continued expansion of Medtronic’s Chocolate™ balloon manufactured by Emerald Medical Systems (EMS).

Surgical Navigation revenue was $2.0 million an increase of 31% year-over-year and 18% sequentially from the second quarter of 2021. This increase was driven by added production capacity as the company worked through specific labor challenges faced earlier in the year.

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Hearing Health revenue decreased 14.3% to $4.7 million compared to $5.5 million in the prior-year third quarter. The primary driver in this market was supply chain input constraints, which we have mostly addressed in early Q4. As orders continue to remain strong, we anticipate Hearing Health to rebound in the 2021 4th quarter.

Gross Profit Margin and Operating Expenses

Gross profit margin in the third quarter of 2021 was 23.1%, compared to 26.3% in the prior-year third quarter. The lower margin was due, in part, to supply chain constraints, higher labor costs and product mix.

Operating expenses were flat for the third quarter at $6.7 million dollars for both the current and prior-year periods. During the 2021 third quarter we reduced the EMS earnout liability by approximately $460,000, which was offset by increased business development and marketing investments.

GAAP Net Income

The company posted GAAP net income of $337,000 or $0.04 per diluted share in the third quarter of 2021, versus net income of $644,000 or $0.07 per diluted share, for the 2020 third quarter.

Non-GAAP Income

The company posted non-GAAP adjusted net income of $1.7 million or $0.17 per diluted share in the third quarter of 2021, versus net income of $2.4 million or $0.25 per diluted share, for the 2020 third quarter. See “Reconciliation of Adjusted Net Income and Earnings Per Share” in the tables that follow.

Guidance

Intricon expects 2021 revenue to range between $123 million to $125 million, representing year-over-year growth of 20-22%. This compares to the previous 2021 guidance range of $121 million to $125 million, or 18-22% year-over-year growth.

Conference Call

Intricon will hold a conference call today, November 8, 2021, beginning at 4:00 p.m. CT / 5:00 p.m. ET. Investors interested in listening to the conference call may do so by dialing (866) 795-7248 for domestic callers or (470) 495-9160 for international callers, using conference ID: 1489078. A live and archived webcast will be available on the “Investors” sections of the company’s website at: www.Intricon.com.

Use of non-GAAP Adjusted Financial Measures

This press release contains financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (GAAP). These non-GAAP measures include:

●	Adjusted net income

●	Adjusted net income per diluted share

These non-GAAP financial measures reflect adjustments for expenses and gains that the company believes do not reflect the company’s core operating performance. The company has presented these non-GAAP financial measures because the company believes this presentation, when reconciled to the corresponding GAAP measures, provides useful information to investors in evaluating the company’s operational performance. Management uses these non-GAAP measures internally to evaluate our performance and in making financial, operational and planning decisions, including with respect to incentive compensation. The company believes that the presentation of these measures provides investors with greater transparency with respect to the company’s results of operations and that these measures are useful for period-to-period comparison of results and trends. The company further believes that the use of these non-GAAP financial measures provides an additional tool for investors in comparing the company’s financial results with the financial results of other companies.

The company periodically reassesses the components of non-GAAP adjustments for changes in how the company evaluates Intricon’s performance, changes in how the company makes financial and operational decisions, and considers the use of these measures by Intricon’s competitors and peers to ensure the adjustments are still relevant and meaningful.

Non-GAAP financial measures should not be used as a substitute for GAAP measures, or considered in isolation, for the purpose of analyzing our operating performance. The presentation of these non-GAAP financial measures should not be construed as an inference that future results will not be affected by similar items.

Forward-Looking Statements
Statements made in this release and in Intricon’s other public filings and releases that are not historical facts or that include forward-looking terminology, including estimates of future results, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be affected by known and unknown risks, uncertainties and other factors that are beyond Intricon’s control, including without limitation, the impacts of the COVID-19 pandemic and measures taken in response, and may cause Intricon’s actual results, performance or achievements to differ materially from the results, performance and achievements expressed or implied in the forward-looking statements. These risks, uncertainties and other factors are detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2020. The company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

About Intricon Corporation
Intricon is a Joint Development Manufacturer that integrates components and assemblies to advance micro-medical technology across a range of device platforms for global customers. Intricon approaches each engagement with an all-in commitment, working with customers every step of the way- from the earliest idea stages to ongoing production - in order to advance program performance and deliver results. With a focus on key device platforms, Intricon helps advance clinical outcomes by always looking ahead with proactive support and resources through integration of its core competencies. Intricon has facilities in the United States, Asia and Europe. The company’s common stock trades under the symbol “IIN” on the NASDAQ Global Market.

Investor Contact
Leigh Salvo
(415) 937-5404
investorrelations@intricon.com

INTRICON CORPORATION

MARKET REVENUE

(Unaudited)

	THIRD QUARTER			YEAR TO DATE
($ in 000’s)	2021	2020	Change	2021	2020	Change

Diabetes	$18,025	$14,518	24.2%	$51,636	$41,569	24.2%
Interventional Catheters	3,439	2,815	22.2%	11,439	3,961	188.8%
Other Medical	3,846	3,316	16.0%	10,314	9,595	7.5%
Hearing Health Value Based DTEC	800	953	-16.1%	2,687	3,513	-23.5%
Hearing Health Value Based ITEC	1,298	1,779	-27.0%	5,853	3,888	50.5%
Hearing Health Legacy OEM	2,610	2,759	-5.4%	8,235	6,444	27.8%
Professional Audio Communications	1,032	1,227	-15.9%	2,869	3,502	-18.1%

Total	$31,050	$27,367	13.5%	$93,033	$72,472	28.4%

INTRICON CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS

(In Thousands, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
(unaudited)	September 30,	September 30,	September 30,	September 30,
	2021	2020	2021	2020

Revenue, net	$31,050	$27,367	$93,033	$72,472
Cost of goods sold	23,865	20,169	69,766	54,096
Gross profit	7,185	7,198	23,267	18,376

Operating expenses:
Sales and marketing	2,048	1,365	6,051	5,038
General and administrative	3,943	3,654	11,992	11,673
Research and development	1,173	1,458	3,775	3,868
Other operating (income) expenses	(457)	253	1,066	253
Restructuring charges	-	-	-	1,171
Acquisition costs	-	-	-	493
Total operating expenses	6,707	6,730	22,884	22,496
Operating income (loss)	478	468	383	(4,120)

Interest (expense) income, net	(9)	41	(32)	322
Other (expense) income, net	(93)	192	(261)	293
Income (loss) before income taxes	376	701	90	(3,505)
Income tax expense	8	47	178	94
Net income (loss)	368	654	(88)	(3,599)
Less: Income allocated to non-controlling interest	31	10	40	17
Net income (loss) attributable to Intricon shareholders	$337	$644	$(128)	$(3,616)

Income (loss) per share attributable to Intricon shareholders:
Basic	$0.04	$0.07	$(0.01)	$(0.41)
Diluted	$0.04	$0.07	$(0.01)	$(0.41)

Average shares outstanding:
Basic	9,104	8,936	9,059	8,877
Diluted	9,624	9,272	9,059	8,877

INTRICON CORPORATION

CONSOLIDATED BALANCE SHEET

(In Thousands, Except Per Share Amounts)

(unaudited)	September 30,	December 31,
	2021	2020
Current assets:
Cash and cash equivalents	$13,020	$8,608
Restricted cash	647	672
Short-term investment securities	20,044	19,793
Accounts receivable, net of $71 and $210 of reserves, respectively	9,676	10,115
Inventories	22,231	19,513
Contract assets	11,464	9,107
Other current assets	2,175	1,466
Total current assets	79,257	69,274

Property, plant and equipment	47,722	45,661
Less: Accumulated depreciation	33,838	31,484
Net property, plant and equipment	13,884	14,177

Goodwill	13,873	13,714
Intangible assets, net	9,515	10,785
Operating lease right-of-use assets, net	5,236	6,701
Investment in partnerships	538	570
Long-term investment securities	-	5,085
Other assets, net	1,110	990
Total assets	$123,413	$121,296

Current liabilities:
Current financing leases	$5	$21
Current operating leases	1,910	2,156
Accounts payable	10,321	8,670
Accrued salaries, wages and commissions	5,054	3,581
Other accrued liabilities	4,230	4,235
Total current liabilities	21,520	18,663

Noncurrent operating leases	3,446	4,726
Other postretirement benefit obligations	352	385
Accrued pension liabilities	776	907
Deferred tax liabilities, net	1,028	1,018
Other long-term liabilities	3,414	4,398
Total liabilities	30,536	30,097

Commitments and contingencies

Shareholders’ equity:
Common stock, $1.00 par value per share; 20,000 shares authorized; 9,114 and 8,951 shares issued and outstanding, respectively	9,114	8,951
Additional paid-in capital	91,027	89,702
Accumulated deficit	(6,938)	(6,810)
Accumulated other comprehensive loss	(419)	(679)
Total shareholders’ equity	92,784	91,164
Non-controlling interest	93	35
Total equity	92,877	91,199
Total liabilities and equity	$123,413	$121,296

INTRICON CORPORATION

Reconciliation of Adjusted Net Income and Earnings Per Share

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2021	2020	2021	2020
Net loss - GAAP attributable to Intricon	$337	$644	$(128)	$(3,616)
Identified adjustments attributable to Intricon:
Depreciation (1)	761	725	2,353	2,168
Amortization of intangibles (2)	497	497	1,491	959
Stock-based compensation (3)	470	332	1,489	1,644
Other amortization (4)	47	8	248	156
Legal settlement and related fees (5)	22	128	1,455	301
Fair value of contingent consideration (6)	(479)	253	(389)	253
COVID-19 Singapore government support (7)	-	(230)	(141)	(586)
EMS acquisition costs (8)	-	-	-	493
Restructuring charges (9)	-	-	-	1,171
CEO Retirement costs (10)	-	-	-	823
Non-GAAP adjusted net income attributable to Intricon (11)	$1,655	$2,357	$6,378	$3,766

Average basic shares outstanding	9,104	8,936	9,059	8,877
Average diluted shares outstanding	9,624	9,272	9,624	9,266
Non-GAAP adjusted net income attributable to Intricon per diluted share	$0.17	$0.25	$0.66	$0.41

(1) Depreciation represents the expense of property, plant and equipment.
(2) These expenses represent amortization expenses of intangible assets.
(3) Stock-based compensation represents expenses related to awards under the Company’s equity incentive plans.
(4) These expenses represent amortization of other assets.
(5) The Company’s subsidiary, Hearing Help Express, Inc., settled its Telephone Consumer Protection Act litigation in the second quarter of 2021 for $1,300. The settlement will be paid during the 2022 first quarter. Additional fees included herein relate to the legal fees associated with the TCPA defense.
(6) These expenses represent changes in the fair value of contingent consideration in the period for the purchase of EMS.
(7) Singapore Government provided COVID-19 financial assistance to our Singapore subsidiaries during the periods.
(8) In May of 2020, the Company acquired EMS and recorded $493 in acquisition related costs in the 2020 second quarter.
(9) On May 20, 2020, the Company announced a strategic restructuring plan designed to accelerate the Company’s future growth by focusing resources on the highest potential growth areas. Total restructuring charges for the three and six months ended June 30, 2020 were $1,171, including $732 related to one-time employee termination benefits, $326 for lease modification costs at Hearing Help Express and $113 for losses on disposal of assets.
(10) The CEO Transition Agreement signed in June 2020 included payment of $443 (equal to one year’s salary) and $400 of RSUs issuable to our retired CEO Mark Gorder.
(11) None of these adjustments have a material income tax impact.